EXHIBIT (99)(b)

                                  Press Release

                                         Release: Immediate

                                         Contact: At Summit Bancorp:
                                                  C. Scott Rombach, SVP
                                                  Corporate  Communications
                                                 (609) 987-3350

                                                  At B.M.J. Financial Corp.:
                                                  John F. Tremblay,
                                                  President and CEO
                                                  The Bank of Mid-Jersey
                                                  (609) 291-5117

                SUMMIT BANCORP TO ACQUIRE B.M.J. FINANCIAL CORP.

Princeton, New Jersey, August 29, 1996 -- Summit Bancorp (NYSE: SUB) and B.M.J. Financial Corp. (NASDAQ:BMJF) jointly announced today that they have entered into a definitive merger agreement in which Summit will acquire B.M.J. Financial, in a tax-free exchange of stock. B.M.J. Financial, which operates The Bank of Mid-Jersey, has assets of $650 million in 20 community branches throughout Burlington, Mercer, and Ocean counties.

T. Joseph Semrod, Summit chairman and chief executive officer, said, "This acquisition will enhance Summit's presence in key central and southern New Jersey counties comprising nearly 5,000 businesses and half a million households."

Summit Bancorp will improve its market share position to number three in Burlington County among commercial banks and thrifts while strengthening its number two rank in Mercer and Ocean counties. Burlington and Mercer rank among the nation's top 100 counties in per capita income, and are among New Jersey's top ten. This acquisition complements our recent announcement to acquire Central Jersey Financial Corp. in Middlesex County.

Edwin W. Townsend, B.M.J. Financial Corp. chairman, said "The opportunity to join with the Summit organization is beneficial to our shareholders, customers, and employees. In addition, our customers will benefit from Summit's extensive products and services. Both banks are already regional leaders in supermarket banking."

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The agreement contemplates that each share of B.M.J. Financial common stock will be exchanged for 0.560 of a share of Summit common stock. Summit will receive an option to purchase up to 19.9% percent of B.M.J. Financial's common stock if certain conditions occur.

Based on Summit's closing stock price last night of $38.875, this transaction is valued at approximately $164.5 million, or $21.77 for each B.M.J. Financial share. B.M.J. Financial had 7.56 million common shares outstanding on June 30, 1996.

Additionally, the agreement allows for B.M.J. Financial to declare quarterly common dividends until the closing date in an amount equivalent to the common dividend rate declared by Summit Bancorp.

The transaction is expected to be completed in the first quarter of 1997, subject to B.M.J. Financial shareholder and regulatory approvals. It is anticipated that it will be accounted for as a pooling-of-interests.

Summit Bancorp, headquartered in Princeton, is New Jersey's largest bank with $22 billion in assets, 328 community banking offices and six supermarket branches of Summit Bank in New Jersey and Pennsylvania, and 500 ATMs. Its major lines of business include commercial, retail and mortgage banking, investment management, and private banking. These core businesses and non-bank subsidiaries offer a full array of financial services.

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